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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                              Quotesmith.com, Inc.
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                              (Name of Issuer)

                          Common Stock, $.01 par value
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                       (Title of Class of Securities)

                                  749117 10 7
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                                 (CUSIP Number)

                                February 8, 2000
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  749117107                  13G                 PAGE  2   OF  5  PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Robert S. Bland
        Maureen A. Bland
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


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  4     Citizenship or Place of Organization

        USA
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    Number of
                           5       Sole Voting Power

      Shares                       7,314,334
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        7,314,334
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        7,314,334
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        38.05%
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 12     Type of Reporting Person (See Instructions)

        IN
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ITEM 1.

         (a)      Name of Issuer.

                  Quotesmith.com, Inc.

         (b)      Address of Issuer's Principal Executive Offices.

                  8205 South Cass Avenue, Suite 102
                  Darien, IL 60561

ITEM 2.

         (a)      Name of Persons Filing.

                  Robert S. Bland
                  Maureen A. Bland

         (b)      Address of Principal Business Office or, if none, Residence.

                  c/o Quotesmith.com, Inc.
                  8205 South Cass Avenue, Suite 102
                  Darien, IL 60561

         (c)      Citizenship.

                  USA

         (d)      Title of Class of Securities.

                  Common Stock, $.01 par value

         (e)      CUSIP Number.

                  749117 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


         (a)     [ ] Broker or dealer registered under Section 15 of the Act,

         (b)     [ ] Bank as defined in Section 3(a)(6) of the Act,

         (c)     [ ] Insurance Company as defined in Section 3(a)(19) of the
                     Act,

         (d)     [ ] Investment Company registered under Section 8 of the
                     Investment Company Act,

         (e)     [ ] Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940,



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         (f)     [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (see Sec. 240.13d-1(b)(1)
                     (ii)(F)),

         (g)     [ ] Parent Holding Company, in accordance with Sec. 240.13d-1
                     (b)(ii)(G) (Note: See Item 7)

         (h)     [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

         Not Applicable.

ITEM 4.           OWNERSHIP.

         (a)      Amount Beneficially Owned.

                  7,314,334

                  Includes 3,657,167 shares owned by Robert S. Bland and Maureen
                  A. Bland, as tenants in common and 3,657,167 shares owned by Southcote Partners, L.P., a limited partnership, whose sole general partners are Mr. and Mrs. Bland.

         (b)      Percent of Class.

                  38.05%

         (c)      Number of shares as to which such person has

                  (i)   sole power to vote or to direct the vote:   7,314,334

                  (ii)  shared power to vote or direct the vote:

                  (iii) sole power to dispose or to direct the disposition of:
                        7,314,334

                  (iv)  shared power to dispose or to direct the disposition of:

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  The information set forth under Item 4(a) of this report is incorporated herein by reference.


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ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 8, 2000                    /s/ Robert S. Bland
                                             -----------------------------------
                                                     Robert S. Bland


                                             /s/ Maureen A. Bland
                                             -----------------------------------
                                                      Maureen A. Bland



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